Exhibit 5.1

January 26, 2026

Jaguar Uranium Corp.
3-1136 Centre Street
Thornhill, Ontario L4J 3M8
Canada

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as Canadian counsel to Jaguar Uranium Corp. (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (File No. 333-292006) (such registration statement, as amended, the “Registration Statement”), including the prospectus contained therein, relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance and sale by the Company of up to an aggregate offering amount of $34,500,000 of Class A common shares of the Company, no par value (together with any additional Class A common shares that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Securities Act) in connection with the offering described in the Registration Statement, the “Common Shares”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (a) the Notice of Articles of the Company and the Articles of the Company, in each case, as in effect on the date hereof (the “Articles”), which have been filed with the Commission as an exhibit to the Registration Statement; (b) the Registration Statement and all exhibits thereto, including the prospectus contained therein; and (c) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed: (a) the legal capacity of all natural persons; (b) the genuineness of all signatures; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to original documents of all documents submitted to us as certified or photostatic copies, and (e) the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming (a) the taking of all necessary corporate action to approve the issuance of the Common Shares, and (b) the due issuance and delivery of the Common Shares to the purchasers thereof against payment of the consideration therefor duly approved by the board of directors of the Company and in accordance with the underwriting agreement and otherwise in accordance with the Articles, such Common Shares will be validly issued, fully paid and nonassessable.

In connection with our opinion set forth above, we have assumed that, at or prior to the issuance of the Common Shares, (a) the Registration Statement has been declared effective under the Securities Act and such effectiveness shall not have been terminated or rescinded; (b) the issuance and sale of such Common Shares does not and will not: (i) contravene the Articles, (ii) violate any law, rule or regulation applicable to the Company, or (iii) result in any conflict with or breach of any agreement or document binding on the Company; (c) the underwriting agreement shall have been duly authorized, executed and delivered by the Company and the other parties thereto; and (d) no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of the underwriting agreement or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

The opinion expressed herein is strictly limited to the laws of the Province of British Columbia, Canada and the federal laws of Canada applicable therein on the date of this opinion. We have not considered, and have not expressed, any opinion with regard to, or as to the effect of, any other law, rule or regulation, state or federal, applicable to the Company. In particular, we express no opinion as to United States federal securities laws.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is limited to the matters stated herein, and no opinion may be implied or inferred beyond the matters expressly stated in this opinion letter.

This opinion letter is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm’s name therein and in the prospectus under the heading “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

COZEN O’CONNOR LLP

/s/ Cozen O’Connor LLP